Universal Forest Products, Inc.

Exhibit 99(1)

News release

---------------AT THE COMPANY---------------

Dick Gauthier

VP of Business Outreach

(616) 365-1555

FOR IMMEDIATE RELEASE
January 13, 2020

Benjamin McLean appointed to UFPI Board of Directors

GRAND RAPIDS, Mich., January 13, 2020 – UFP Industries (Nasdaq: UFPI), formerly known as Universal Forest Products, today announced that Benjamin McLean, CEO of Des Moines, Iowa-based Ruan Transportation Management Systems, Inc., was appointed to its Board of Directors, effective January 10, 2020.

McLean joins the board with more than 20 years of wide-ranging business experience that includes transportation and logistics, as well as technology systems and strategy. McLean joined Ruan in 2007 and was named to his current role of CEO in 2015.

“We’re excited to draw upon Ben’s expertise in transportation, logistics and technology to help improve our extensive transportation operations,” said UFPI Chairman William G. Currie. “As the CEO of a large company, Ben also brings valuable experience in business and strategic planning to our board.”

McLean earned his B.S. in computer engineering, Juris Doctor, and M.B.A. from Northwestern University. He serves as a board member for a number of community and industry organizations, including the Iowa Business Council and American Transportation Research Institute.

Universal Forest Products, Inc. (n/k/a UFP Industries)

UFP Industries is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about UFP Industries, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety

Universal Forest Products, Inc.

regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.